Exhibit 99.1

Ready Capital Corporation Announces Closing of $350.0 Million of Senior Secured Notes

NEW YORK, NY – October 20, 2021 – Ready Capital Corporation (NYSE: RC) (“Ready Capital” or the “Company”) today announced that ReadyCap Holdings, LLC (“ReadyCap”), an indirect subsidiary of the Company closed a private placement of $350.0 million in aggregate principal amount of its 4.50% Senior Secured Notes due 2026 (the “Notes”). The Notes are senior secured obligations of ReadyCap. Payments of the amounts due on the Notes are fully and unconditionally guaranteed (the “Guarantees”), at issuance, by the Company, Sutherland Partners, L.P., Sutherland Asset I, LLC, Ready Capital TRS I, LLC, Ready Capital Partners I, LLC, Ready Capital Subsidiary REIT I, LLC and Sutherland Asset III, LLC (“SAIII” and collectively, the “Guarantors”). ReadyCap’s and the Guarantors’ respective obligations under the Notes and the Guarantees are secured by a first-priority lien on the assets of SAIII and the capital stock of ReadyCap, SAIII and certain other subsidiaries of the Company.

The Company intends to use the net proceeds from the private placement to redeem all of ReadyCap’s outstanding 7.50% Senior Secured Notes due 2022 and for general corporate purposes.

Piper Sandler & Co. and Keefe, Bruyette & Woods, A Stifel Company, acted as the placement agents for the offering. Clifford Chance US LLP served as counsel for the Company and ReadyCap, and Alston & Bird LLP served as counsel for the placement agents for the offering.

The Notes and the Guarantees will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small- to medium-sized balance commercial loans. Ready Capital specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as U.S. Small Business Administration loans under its Section 7(a) program. Headquartered in New York, New York, Ready Capital employs over 400 lending professionals nationwide. The company is externally managed and advised by Waterfall Asset Management, LLC.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” “potential” or the negative of those terms or other comparable terminology are intended to identify forward-looking statements. These forward-looking statements include statements relating to, among other things, the expected use of the net proceeds from the private placement. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of the Company, including, without limitation, the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and in its other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Investor Relations

Ready Capital Corporation

212-257-4666

InvestorRelations@readycapital.com

Source: Ready Capital Corporation